KINDERCARE LEARNING CENTERS, INC.


                      DIRECTORS' DEFERRED COMPENSATION PLAN
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                        KINDERCARE LEARNING CENTERS, INC.

                      DIRECTORS' DEFERRED COMPENSATION PLAN
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                                Table of Contents
                                -----------------


ARTICLE 1    DEFINITIONS.....................................................  1

ARTICLE 2    ELECTION TO DEFER...............................................  3

ARTICLE 3    DEFERRED COMPENSATION ACCOUNTS..................................  3

ARTICLE 4    PAYMENT OF DEFERRED COMPENSATION................................  4

ARTICLE 5    ADMINISTRATION..................................................  5

ARTICLE 6    AMENDMENT OF PLAN...............................................  5


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                                   ARTICLE 1.

                                   DEFINITIONS
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1.1       "Board" shall mean the Board of Directors of Kindercare Learning
          Centers, Inc.

1.2 "Book Value" shall mean book value per share based on generally accepted accounting principals consistently applied, excluding accounting charges, costs and expenses incurred within 12 months after the Closing (as such term is defined in the Management Stockholder's Agreement) related to (i) the separation or severance of headquarters' personnel, (ii) recruiting and hiring, (iii) the Merger (as such term is defined in the Management Stockholder's Agreement), and (iv) the restructuring of the Company, including all costs related to the moving of the headquarters of the Company to Portland, Oregon and the closing of the Company's former headquarters in Montgomery, Alabama, and also excluding, in the Board of Directors' discretion, any extraordinary or unusual charges or credits such as one time write-offs of goodwill or similar events.

1.3 "Change of Control" shall mean (i) a sale of all or substantially all of the assets of the Company (other than in connection with financing transactions, sale and leaseback transactions or other similar transactions) to a person who is not KKR or an affiliate (as such term is defined in Section 12b-2 of the Securities Exchange Act of 1934, as amended) of KKR ("KKR Affiliates" and, together with KKR, the "KKR Entities"), (ii) a sale by KKR or any KKR Affiliate resulting in more than 50% of the voting stock of the Company being held by a person or group that does not include a KKR Entity or (iii) (a) a merger or consolidation of the Company into another person which is not a KKR Entity or (b) any dilution of KKR's beneficial ownership interest in the Company which results in the KKR Entities owning less than 50% of the outstanding shares of the Common Stock of the Company; if and only if any such event described in either (iii) (a) or (b) results in the inability of the KKR Entities to elect a majority of the Board (or the board of directors of a resulting entity).

1.4       "Common Stock" shall mean the Common Stock of the Company.

1.5       "Company" shall mean Kindercare Learning Centers, Inc.

1.6 "Director" shall mean a member of the Board of Directors of the Company who is not an employee of the Company or any of its subsidiaries.

1.7 "Fees" shall mean amounts earned for serving as a member of the Board, including any committees of the Board.

1.8       "KKR" shall mean Kohlberg, Kravis, Roberts & Co., L.P.

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1.9       "Plan" shall mean this Deferred Compensation Plan for Directors as it may be amended from time to time.

1.10 "Public Offering" shall mean the sale of shares of Common Stock to the public subsequent to the date hereof pursuant to a registration statement under the Securities Act of 1933, as amended, which has been declared effective by the Securities and Exchange Commission (other than a registration statement on Form S-8) which results in an active trading market of 30% or more of the outstanding shares of the Common Stock.

1.11 "Stock Account" shall mean the account created by the Company pursuant to Article III of this Plan in accordance with an election by a Director to defer Fees and receive stock-based compensation under
          Article II hereof.

1.12 "Stock Value" shall mean, for any given day, (i) if the Common Stock of the Company is not publicly traded, $19 per share, plus or minus any increase or decrease in the Book Value, of the Company's Common Stock since February 14, 1997, and (ii) following a Public Offering, the "Public Stock Price", which shall mean: (A) the price per share equal to the average of the closing price of the Company's Common Stock on the day in question, as reported on each national securities exchange upon which such Common Stock is listed on such day or, (B) if there have been no sales on any of such exchanges on the day in question, the average of the closing bid and asked prices on each such exchange on the next preceding date when such bid and asked price occurred or (C) if the Common Stock shall not be so listed, the closing sales price as reported by the National Association of Securities Dealers Automated Quotation system at the end of the day in question or (D) if there is no such bid and asked price on the date in question, the average closing sales price as reported by the National Association of Securities Dealers, Inc. in the "pink sheets" for the 15-day period immediately preceding the date in question, or (E) if no such sales occurred within such 15-day period, the Book Value. Notwithstanding the foregoing, if in the event of a Change of Control and, within thirty (30) days thereafter, a Director becomes entitled to a distribution of the Director's Stock Account, the Stock Value shall mean the price paid in cash or the value of any consideration received in the transaction resulting in the Change of Control by each holder of the Company's Common Stock or, if greater, the Public Stock Price. For purposes of this definition, Book Value shall be calculated based on the unaudited financial statements for the last day of the financial period preceding the applicable calculation date.

1.13      "Year" shall mean calendar year.

1.14 "He", "Him" or "His" shall apply equally to male and female members of the Board.

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                                    ARTICLE 2

                                ELECTION TO DEFER
                                -----------------

2.1 A Director may irrevocably elect, on or before December 31 of any Year, to defer payment of all or a specified part of all Fees earned during the Year following such election and succeeding Years (until the Director ceases to be a Director); provided, however, that with respect to Year 1998 a Director may elect, within thirty (30) days after adoption of this Plan, to defer all or a specified part of all Fees earned on or after the date of adoption of this Plan. Any person who shall become a Director during any Year, and who was not a Director of the Company on the preceding December 31, may elect, before the Director's term begins, to defer payment of all or a specified part of such Fees earned during the remainder of such Year and for succeeding Years. Any Fees deferred pursuant to this Paragraph shall be paid to the Director at the time(s) and in the manner specified in Article IV hereof, as designated by the Director.

2.2 The election to participate in the Plan and manner of payment shall be designated by submitting a letter in the form attached hereto as Appendix A to the Secretary of the Company.

2.3 The election shall continue from Year to Year unless the Director terminates it by written request delivered to the Secretary of the Company prior to the commencement of the Year for which the termination is first effective.


                                    ARTICLE 3

                         DEFERRED COMPENSATION ACCOUNTS
                         ------------------------------

3.1 The Company shall maintain separate memorandum accounts for the Fees deferred by each Director.

3.2 The Company shall credit, on the date Fees become payable, the Stock Account of each Director with the number of phantom shares of Common Stock which is equal to the deferred Fees due the Director as to which an election to receive stock-based compensation has been made, divided by the Stock Value on the date such fees would otherwise have been paid. For purposes of this Section 3.3, the Stock Value shall be determined on the date fees would otherwise have been paid.

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3.3       The Company shall credit, on the date that any dividends are paid with respect to the Common Stock, the Stock Account of each Director who has elected to defer Fees with the number of phantom shares of Common Stock equal to the cash dividends payable on the number of phantom shares of Common Stock represented in each Director's Stock Account divided by the Stock Value on the dividend payment date. If adjustments are made to the outstanding shares of Common Stock as a result of split-ups, recapitalizations, mergers, consolidations and the like, an appropriate adjustment also will be made in the number of phantom shares of Common Stock credited to the Director's Stock Account.

3.4 The value of the Common Stock shall be computed to three decimal places.

3.5 Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.


                                    ARTICLE 4

                        PAYMENT OF DEFERRED COMPENSATION
                        --------------------------------

4.1 Subject to the second succeeding sentence of this Section 4.1, amounts contained in a Director's Stock Account shall be distributed as the Director's election (made pursuant to Paragraph 2.2 of Article II hereof) shall provide. Distributions shall begin with the earlier of the first day of the Year following the Director's retirement or separation from the Board, or the termination of this Plan. Amounts credited to a Director's Stock Account shall be paid, in cash (determined by multiplying the number of full phantom shares in the Director's Stock Account by the then Stock Value).

4.2 Each Director shall have the right to designate a beneficiary who is to succeed to his right to receive payments hereunder in the event of his death. Any designated beneficiary shall receive payments in the same manner as the Director would have received payments if he had lived. In case of a failure of designation or the death of a designated beneficiary without a designated successor, the balance of the amounts contained in the Director's Stock Account shall be payable in accordance with Section 4.1 to the Director's or former Director's estate in full on the first day of the Year following the Year in which he dies. No designation of beneficiary or change in beneficiary shall be valid unless in writing signed by the Director and filed with the Secretary of the Company.


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                                    ARTICLE 5

                                 ADMINISTRATION
                                 --------------

5.1 The Company shall administer the Plan at its expense. All decisions made by the Company with respect to issues hereunder shall be final and binding on all parties.

5.2 Except to the extent required by law, the right of any Director or any beneficiary to any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Director or beneficiary; and any such benefit or payment shall not be subject to alienation, sale, transfer, assignment or encumbrance.


                                    ARTICLE 6

                                AMENDMENT OF PLAN
                                -----------------

6.1 The Plan may be amended, suspended or terminated in whole or in part from time to time by the Board except that no amendment, suspension, or termination shall apply to the payment to any Director or beneficiary of a deceased Director of any amounts previously credited to a Director's Stock Account.



Adopted and Approved by the Board of Directors:  May 27, 1998


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                                   APPENDIX A

                                             Date______________________________



---------------------------
Corporate Secretary
Kindercare Learning Centers, Inc.
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------------------, -------- -----

Dear Mr. ______________:

               Pursuant to the Kindercare Learning Centers, Inc. Directors' Deferred Compensation Plan, (the "Plan"), I hereby irrevocably elect to defer receipt of all or a portion of my Director's fees commencing May [__], 1998 and for succeeding calendar years commencing January 1, 1999, in accordance with the percentages indicated below.

               I elect to have my Director's fees (and committee fees, if any) credited as follows (fill in appropriate percentages for options a and b, below):

               (a) _______% of the aggregate Director's fees shall be credited to my Stock Account as defined in the Plan;

               (b) _______% of the aggregate Director's fees shall not be deferred, but shall be paid to me directly as they accrue.

               Further, I elect to receive the payments pursuant to the Plan (check method desired, below):

               _______ in one lump sum

               _______ in ______ equal annual installments

               Further, I understand that my Stock Account shall become payable on the first day of January or as soon thereafter as is practicable following my retirement or separation from the Board.

               In the event of my death prior to receipt of all or any balance of such fees and interest or dividends thereon so accumulated, I designate _______________________ as my beneficiary to receive the funds so accumulated.

                                Very truly yours,